Exhibit 1.01

Tesla Conflict Minerals Report

(This report has been filed with the U.S. Securities and Exchange Commission to comply with the reporting period for the calendar year ended December 31, 2021.)

Tesla’s Mission

The goal of Tesla is to accelerate the world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, sell and lease high-performance fully electric vehicles and energy generation and storage systems, and offer services related to our sustainable energy products. We generally sell our products directly to customers, including through our website and retail locations. We also continue to grow our customer-facing infrastructure through a global network of vehicle service centers, Mobile Service technicians, body shops, Supercharger stations and Destination Chargers to accelerate the widespread adoption of our products. We emphasize performance, attractive styling and the safety of our users and workforce in the design and manufacture of our products, and are continuing to develop full self-driving technology for improved safety. We also strive to lower the cost of ownership for our customers through continuous efforts to reduce manufacturing costs and by offering financial services tailored to our products. Our mission to accelerate the world’s transition to sustainable energy, our engineering expertise, vertically integrated business model and focus on user experience differentiate us from other companies.

Introduction

Tesla is committed to sourcing only responsibly produced materials. This means having safe and humane working conditions in our supply chain and ensuring that workers are treated with respect and dignity. In addition to the Tesla Supplier Code of Conduct (“Code”), we also have the Human Rights and Responsible Materials policies (“Policies”) that outline our expectations to all suppliers and partners with whom we work, as well as our commitment to responsible sourcing. We strictly follow all U.S. as well as foreign legal requirements and ask our supply base to do the same. Our contractual agreements with suppliers reinforce these requirements and establish expectations of adherence to Tesla’s Code and Policies. Our suppliers are obligated to provide evidence to us of their operations that address these social, environmental and sustainability issues, as well as their sourcing in a responsible manner.

Tesla’s supply chain has a unique hybrid of traditional automotive and high-tech industry suppliers from around the world. Most of our Tier 1 suppliers (i.e., directly sourced suppliers) do not purchase raw materials directly from mining/refining parties and instead obtain them from their upstream suppliers and sub-suppliers. Therefore, reliably determining the origin of all of our suppliers’ products is a challenging task, but due diligence practices outlined below provide additional information and transparency that help us and our suppliers adhere to the responsible sourcing principles of our Code and Policies.

Our Tier 1 automobile parts suppliers are required to register and complete the domestic and international material compliance requirements in the automotive industry standard International Material Data System (“IMDS”) to meet European Union and other international materials and environmental related regulations. This requirement is also mandated for all suppliers who supply their products or raw materials to us as part of our production part approval process.

Tesla’s Responsible Supply Chain

All of Tesla’s supply chain partners are subject to our Code. This Code is the foundation for ensuring social and environmental responsibility and ethical conduct throughout our supply chain, no matter the industry, region or materials. Tesla continues to identify and do business with organizations that conduct their business with principles that are consistent with our Code.

Tesla, along with our partners and independent third parties, conducts audits to observe these principles in action. If there is a reasonable basis to believe a supplier is in violation of our Code, Tesla will transition away from that relationship unless the violation is remediated in a satisfactory manner.

Responsible Materials Policy

The goal of Tesla’s Responsible Materials Policy is to ensure that the way our suppliers source raw materials and their derivatives is not contrary to Tesla’s mission to create a sustainable future. Tesla's suppliers are required to use reasonable efforts to ensure that their parts and products supplied to Tesla do not contribute to armed conflict, human rights abuses or environmental degradation, regardless of sourcing location. For all materials used in Tesla products, Tesla requires its suppliers to establish policies, due diligence frameworks and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas or the OECD Guidelines for Multinational Enterprises. Tesla’s requirements are designed to accomplish the goal of only sourcing materials from suppliers who behave in accordance with our company mission.

This report details our due diligence efforts to understand the origin of the conflict minerals used in our products and the company’s efforts to eliminate from our value chain any benefits our sourcing of these materials may give to armed groups in the Democratic Republic of the Congo and its adjoining countries. The SEC currently defines “conflict minerals,” also known as “3TG,” as:

(i)	columbite-tantalite (tantalum);

(ii)	cassiterite (tin);
(iii)	gold;
(iv)	wolframite (tungsten); and
(v)	any derivatives of the above.

When sourcing 3TG materials, Tesla expects suppliers to share our goal and implement steps to create a conflict-free supply chain. Where our suppliers source directly from smelters or refiners (“SoRs”), we require sourcing only from SoRs that have been validated as conflict-free by the Responsible Minerals Initiative’s (“RMI”) Responsible Minerals Assurance Process (“RMAP”) or equivalent program. For our suppliers who do not source directly from an SoR, we expect them to engage with their own supply chain and require sourcing only from SoRs that are conformant to the RMAP. When we discover suppliers with non-conformant SoRs, Tesla requires these suppliers to transition to a fully conformant supply chain without delay. Suppliers may be requested to provide evidence of changes to their supply chain to prove the removal of non-conformant SoRs. Tesla recognizes the importance of mining to local communities and encourages ethical sourcing from the Democratic Republic of Congo (DRC). As recommended by the OECD, we do not support an embargo, implicit or explicit, of any DRC material, but instead allow sourcing from the region when it can be done in a responsible manner through audited value chains.

In addition to conflict minerals, Tesla recognizes the potential for abuse and environmental damage in the sourcing of raw materials associated with other materials, including cobalt, nickel, lithium and mica, among others. As with 3TG suppliers, Tesla requires these suppliers to document their efforts to monitor their supply chain for any red flags indicating the use of child or forced labor or contribution to conflict or human rights abuses as well as environmental impacts in the mining or processing of these materials throughout the value chain. Suppliers must implement due diligence programs for the value chains of these materials and are expected to use the RMI’s reporting template for the collection of information where such a template is available. For all other materials, Tesla continuously assesses their sourcing for potential risks and red flags, and where any are identified, will engage with those suppliers to address any issues and require cooperation with our efforts.

The sharing of sourcing information is critical to our efforts to source responsibly, and all Tesla suppliers are required to provide information upon request on their sourcing, due diligence efforts and findings for all materials included in the Responsible Materials Policy.

Human Rights Policy

Tesla believes the ethical treatment of all people and regard for human rights is core to our mission of a sustainable future and believes all businesses within our supply chain have a responsibility to support this mission and share our respect for human rights. Our Human Rights

Policy is the formalization of our commitment to uphold and respect these rights and the values they represent. We endorse and base our definition of human rights on the United Nation's Universal Declaration for Human Rights (the “UDHR”). The UDHR focuses on dignity, respect, and equality, without discrimination, for all people. We are committed to upholding these rights and values throughout our value chain – including with respect to our employees, customers, shareholders, suppliers and the communities in which we operate. We expect that our suppliers will also support and promote these values in their own operations and in those of their own suppliers.

Addressing human rights risks is an ongoing effort, involving engagement with our value chain for potential impacts, incorporating input from external stakeholders as well as reviewing and updating our own policies where necessary. With this understanding, Tesla is committed to addressing potential human rights issues both within our own operations and those of our value chain.

Health and Safety

Suppliers are responsible for ensuring that their employees and contractors are provided with a safe and healthy work environment. Tesla’s Supplier Code of Conduct provides guidance on Tesla’s expectations and regulatory compliance procedures for the health and safety of Tesla’s own employees. Suppliers should review our Supplier Code of Conduct to understand our minimum requirements for health and safety within their own operations.

Forced Labor, Slavery and Human Trafficking

Tesla is committed to ensuring that its entire value chain—from raw materials to final production—is free of any form of slave or forced labor, debt bondage or human trafficking. Tesla does not, and will not, tolerate the use of any non-voluntary, including prison, labor of any age in the manufacture of its products and does not, and will not, accept products or services from suppliers that engage in forced labor or human trafficking in any form. Human trafficking and slavery are crimes under state, federal and international law. We do not allow any direct or indirect control tactics, including corporal punishment, or the threat of corporal punishment, economic, emotional or familial abuses at our facilities, and will not allow it in the facilities of our suppliers. Tesla recognizes that these crimes exist in countries throughout the world and requires our suppliers to help in our efforts to end them regardless of geographic location or place in our value chain.

Respectful Workplace and Equal Opportunities

Tesla recognizes the value of different backgrounds and perspectives in our workforce, and fully promotes equal opportunity for all employees, both current and prospective. Just as we do not discriminate on the basis of race, color, religion, creed, sex, sexual orientation, gender expression or identity, national origin, disability, medical condition, military and veteran status, marital status, pregnancy or any other characteristic protected by law, regulation or ordinance, we require our suppliers to similarly respect the people in their workforces.

Environmental Protection

In our own operations, Tesla strives to reduce its impact to the environment by, among other efforts, using renewable energy, recycling of materials and practicing biodiversity conservation. We expect our suppliers to share our goal of recognizing environmental protection as a key principle of a sustainable future. Additional information on our expectations relating to environmental protection from our suppliers can be found in our Supplier Code of Conduct.

Child Labor and Young Workers

Tesla strictly follows local and national laws restricting the employment of underage workers. Regardless of local laws, no workers at a facility or location that provides materials used in Tesla products may be under the age of 15. Tesla encourages the development of potential future employees using internships or student worker programs. However, these programs should be designed for the benefit of, and include training for, the students. Participants in such programs may not perform work that is likely to endanger their health or safety, including night shifts or overtime. All participants are fairly compensated for their work based on local laws.

Relationship with Communities

Tesla is dedicated to being a responsible member of the communities in which we live and operate. This goes beyond our ability to create jobs and contribute to local value creation. We expect suppliers to also take every effort to continuously improve the positive aspects and reduce any negative impact of their operations on the local community, including with respect to environmental, social and other quality of life factors.

Indigenous Rights

The mining industry on which Tesla relies to source many raw materials that go into our products has historically had an adverse impact on the rights of indigenous peoples and communities in the areas in which they operate. For all raw material extraction and processing used in Tesla products, we expect our mining industry suppliers to engage with legitimate representatives of indigenous communities and include the right to free and informed consent in their operations.

Supplier Compliance

Tesla follows the OECD Due Diligence Guidance for Responsible Business when identifying risks within our value chain. We require suppliers to cooperate with our efforts and assist in identifying and removing practices within our value chain that are contradictory to our policies. Suppliers are required to provide requested information regarding potential violations of our policies within the value chain. Suppliers should also refer to Tesla’s Supplier Code of Conduct for details on our expectations for management systems and practices we expect our suppliers to maintain. For all applicable Tesla policies, and as allowed for by laws within the countries our suppliers operate in, Tesla suppliers must:

•	evaluate their supply chain to address risks related to the Tesla's Human Rights and Responsible Materials Policies, including with respect to conflict minerals, human trafficking, slavery, child labor and environmental impacts, and, upon request, share their findings with Tesla;
•

audit suppliers in their value chain in order to evaluate their compliance with Tesla's Human Rights and Responsible Materials Policies, and, upon request, share the scope and findings of these evaluations with Tesla;

•

certify that their materials incorporated into Tesla products comply with all relevant laws regarding conflict minerals, slavery, child labor and human trafficking of the country or countries in which they are doing business and, upon request, provide evidence of the accuracy of this certification; and

•

ensure that all employees, contractors and subcontractors act in accordance Tesla's Human Rights and Responsible Materials Policies, including providing adequate training and taking disciplinary or termination measures when appropriate.

In-Scope Products

As a company at the intersection of technology, transportation (electric vehicles) and energy (solar and storage), products manufactured by Tesla may contain some portion of Gold, Tantalum, Tin or Tungsten, or a combination of these.

Automotive Suppliers

We use the IMDS to help determine which automotive suppliers to include in our conflict minerals due diligence inquiries. Utilizing the IMDS database, we review our entire Tier 1 supplier base to determine which suppliers are likely to supply products with 3TG. To best address the use of conflict minerals within our supply chain, we engage with suppliers who have a likelihood of using the covered materials in the products supplied to us in our Reasonable Country of Origin Inquiry (“RCOI"). For any automotive suppliers that provided a response in contradiction to their IMDS submission, Tesla requested that the supplier provide an update either to the IMDS or Conflict Minerals Reporting Template (“CMRT”).

Non-Automotive Suppliers

In an effort to include all possible sources of 3TG in our supply chains, Tesla also requests Tier 1 suppliers in our solar and energy supply chains to complete CMRTs and includes them in the RCOI with our automotive suppliers.

Reasonable Country of Origin Inquiry

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely on the cooperation of our Tier 1 and other upstream suppliers. In total, more than 650 Tier 1 suppliers took part in our RCOI process, including automotive, solar and energy suppliers. As Tesla’s supply network expands, we will continue to inform suppliers on our responsible sourcing requirements as outlined in our Code and Policies, as well as on the need to conduct due diligence efforts and share information on the sourcing of 3TG.

In order to achieve our goal of a 100% response rate (percentage of Tier 1 suppliers that provide a complete CMRT for the current reporting year), we reach out via e-mail and phone to our Tier 1 suppliers multiple times throughout the year. For this reporting year, we received responses from over 550 suppliers, accumulating to a response rate of over 85% - an improvement over the previous reporting year both in terms of number of responses as well as overall response percentage. Our collection efforts captured all business-significant suppliers and included information from more than 90% of our production part spend in 2021. We continue to see excellent participation from our automotive supply chain, with a respective response rate of 92%. We will continue to work with our non-automotive suppliers, who this year had a response rate of 54%.

For the 2021 reporting year, we utilized the RMI’s CMRT to gather information from our Tier 1 suppliers. In order to gain greater transparency into all potential SoR and responsible minerals risks, we request suppliers to provide responses based on all of their operations at their company level rather than just providing information about their supply chain specifically related to the product(s) that Tesla purchases.

In addition, Tesla engaged a reputable third-party service provider with experience in responsible sourcing of minerals data collection, to assist with the engagement and training of suppliers, collection of CMRTs, validation of responses, SoR identification and initial risk assessment.

Industry Collaboration

We recognize the importance of working with industry peers and organizations and believe that a consolidated effort is the most efficient method to determine the reasonable country of origin. Through our continued involvement in the RMI, we contribute information to help identify the current status of many of the SoRs in our supply chain. To help determine the reasonable country of origin for the 3TG in our supply chain, we continue to monitor and rely upon the RMI’s progress in identifying and validating SoRs.

The information in Annex I is based on RMI’s RCOI data as of April 29, 2022 and Tesla’s 2021 supplier CMRT responses received. Based on this information, the countries of origin of the 3TG contained in our products may include the countries listed below in Annex I. For example, this information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain. Annex II lists the conformant smelters and refiners that may be in Tesla’s or our suppliers’ supply chains with respect to 3TG contained in our products, and this information is based on the 2021 supplier CMRT responses received and data from the RMI regarding conformant SoRs.

Description of Due Diligence

Our conflict minerals process and policies are designed to conform in all material respects with the OECD Guidance.

Step 1: Establish Strong Company Management Systems

As noted above, Tesla has a Human Rights and Responsible Materials Policies, as well as the Tesla Supplier Code of Conduct – all of which were updated in 2021. These policies are publicly available through our website (https://www.tesla.com/legal/additional-resources#responsible-sourcing-policies). Our supplier manuals also address our policies on responsible sourcing of minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with OECD Guidance. Our contractual terms with suppliers (i.e., General Terms and Conditions) also include our expectation that all Tesla suppliers are accountable for performing conflict minerals due diligence aligned with OECD Guidance, as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tesla maintains a specialized team within its supply chain organization to lead these due diligence efforts, including implementing the additional use of the CMRT to further query at-risk Tier 1 suppliers. In addition, an internal cross-functional Tesla Responsible Sourcing Steering Committee (the “Steering Committee”), composed of Tesla leadership from Supply Chain, Internal Audit, EHS, Policy, ESG, Compliance and Legal, oversees these due diligence efforts and potential risks within our supply chain. Our efforts have been approved, and the letter of authorization sent to suppliers signed, by a Vice President of Tesla’s Global Supply Management.

Step 2: Identify and Assess Risk in the Supply Chain

Tesla’s risk identification and assessment process begins with the RCOI process detailed above and by leveraging the CMRT. In-scope Tier 1 suppliers are engaged multiple times during this process, and internal stakeholders, such as global supply managers, emphasize the importance of their participation. Supplier data is collected over a ten-week period in order to allow for follow-up and further validation.

Supplier responses are continually reviewed throughout the process to ensure consistency with expected responses, and suppliers are asked to provide evidence of their own due diligence processes. Utilizing a reputable third-party, we also assess each CMRT received and follow up with suppliers who provided incomplete or invalid responses. When a supplier discloses that it has non-conformant SoRs in its supply chain, Tesla informs the supplier of our expectation to source only from suppliers that have successfully completed a responsible sourcing assessment such as the RMAP.

SoR information is assessed against information provided by the RMI for validity as a SoR. Valid SoRs are then reviewed for their status as “conformant to” or “active in” a responsible sourcing audit program. Tesla also leverages the RMI’s Risk Readiness Assessment tool to better understand where potential SoR risk may emerge in our supply chain.

Tesla carefully monitors responses from suppliers on their own internal policies and processes regarding responsible sourcing of minerals. If a supplier’s policy does not meet our expectations, we not only emphasize the importance of these practices, but also work with that supplier to ensure that its policies and processes are updated to appropriately address the challenges within their supply chain.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We monitor SoR validation progress by the RMI or other cross-recognized SoR responsible sourcing audit programs. Any concerns with supplier responses throughout the data collection process are brought to the attention of the Steering Committee for further review and action.

In alignment with OECD Guidance, Tesla shares the names of SoRs provided to us that have not been validated to the RMI for validation and audit.

With recognition of the importance of cross-industry collaboration and to share best practices, Tesla continues to participate in the RMI including relevant working groups.

Step 4: Perform Independent Third-Party Audit of Supply Chain Due Diligence

As outlined in OECD Guidance, we support the RMI, an industry initiative which audits due diligence activities of SoRs. We support the RMI’s outreach efforts and RMAP SoR audits through our membership and participation in working groups. We reserve the right to ask any high-risk Tier 1 supplier to audit their supply chain conflict minerals due diligence program using a third-party independent auditor.

The data on which we rely for certain statements in this declaration are obtained through our membership in the RMI using the RCOI report for RMI member ID: TSLA.

Step 5: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law and to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. This report is also available on Tesla’s publicly available Legal page (www.tesla.com/about/legal). We also report on our efforts within the annual Tesla Impact Report.

Continuous Improvement

Tesla is working to continuously improve our responsible sourcing efforts and our goal remains to source all of our 3TG through conflict-free and conformant SoRs. In order to further strengthen our efforts, we:

▪	Continue to participate in cross-industry groups such as the RMI;
▪	Continue to work with in-scope suppliers to improve response rates to our requests, improve the quality of their responses, and encourage their sourcing from conformant SoRs;

▪	Continue to include participation in our RCOI process as a contractual requirement for our suppliers;
▪

Encourage suppliers to conduct responsible sourcing from the DRC and its adjoining countries by using conformant SoRs, and discourage the creation of a de facto embargo on sourcing from the DRC region;

▪	Through participation in RMI’s Smelter Engagement Team, encourage SoRs to participate in RMAP protocol and discourage a potential embargo of the DRC region; and
▪	Educate suppliers on the importance of understanding the 3TG content of their products and maintaining consistency between their CMRT responses and IMDS submissions.

Forward-Looking Statements

Certain statements in this report are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update any forward-looking statement contained in this report.

Results of Reasonable Country of Origin Inquiry & Due Diligence

Annex I

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely heavily on the cooperation of our Tier 1 and upstream suppliers. Because many of our Tier 1 suppliers submitted company level reporting templates, we are unable to reliably confirm whether several non-conformant 3TG facilities are active in our supply chain; we continue to engage with our suppliers to improve due diligence efforts and transparency to be able to further address any potential risks or non-conformances. Based on our due diligence efforts to date, we believe that the following list of countries of origin reflects countries from which our suppliers may have sourced from conformant SoRs and refiners. This information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain Tesla will continue to work with our suppliers to encourage sourcing only from conformant SoRs, including by encouraging suppliers to have their non-participating SoRs successfully participate in an audit program.

All materials sourced through conformant SoRs are considered responsible sources of 3TG materials. Tesla continues to work to gain further insight and transparency into our and our suppliers’ supply chains for 3TG, including fully identifying countries of origin of 3TG and the SoRs used to process the necessary conflict minerals in Tesla’s products.

The majority of our suppliers provided information on the SoRs used in their entire operations at the company level, and not just for their products specifically purchased by Tesla. It is important to note we do not have direct relationships with sub-suppliers or smelters in many of these countries and our influence on the supply chain when it is several tiers removed is limited. Therefore, although a country may be listed in the tables below, it does not necessarily indicate that Tesla or one of our suppliers is sourcing from that country. As our processes continue to improve and the specificity of the RCOI information increases, this list may fluctuate year over year.

Gold	Tantalum	Tin	Tungsten

Algeria, Andorra, Argentina, Armenia, Australia, Austria, Azerbaijan, Belgium, Benin, Belarus, Bolivia (Pluralnational State of), Botswana, Brazil, Bulgaria, Burkina Faso, Canada, Chile, China, Columbia, Cote d'Ivoire, Croatia, Cuba**, Czechia, Democratic Republic of the Congo, Denmark, Dominican Republic, Ecuador, Ecuador, Egypt, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Jamaica, Japan, Jordan, Kazakhstan, Kenya, Kyrgyzstan, Laos, Latvia, Liechtenstein, Lithuania, Luxembourg, Macao, Malaysia, Mali, Malta, Mauritania, Mexico, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Norway, Oman, Pakistan, Papua New Guinea, Peru, Philippines, Poland, Portugal, Romania, Russian Federation, Rwanda, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sudan, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Trinidad and Tobago, Turkey, Uganda, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Viet Nam, Zambia, Zimbabwe

Australia, Bolivia, Brazil, Burundi, China, Colombia, Democratic Republic of the Congo, Ethiopia, France, Germany, India, Madagascar, Malaysia, Mozambique, Myanmar, Namibia, Nigeria, Russian Federation, Rwanda, Sierra Leone, Spain, Thailand, Uganda, Zimbabwe

Australia, Bolivia (Plurinational State of), Brazil, Burundi, China, Colombia, Democratic Republic of the Congo, Indonesia, Laos, Malaysia, Mongolia, Myanmar, Nigeria, Peru, Portugal, Russia, Russian Federation, Rwanda, Spain, Taiwan, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Venezuela, Vietnam

Australia, Austria, Bolivia, Brazil, Burundi, China, Colombia, Democratic Republic of the Congo, Kazakhstan, Kyrgyzstan, Malaysia, Mexico, Mongolia, Myanmar, Nigeria, Peru, Philippines, Portugal, Russian Federation, Rwanda, Spain, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Vietnam, Zimbabwe

Countries listed in bold are considered “covered countries” (i.e., the DRC and its adjoining countries) under U.S. conflict minerals disclosure rules.

** Tesla does not directly source from these countries and has no relationship with any companies or individuals located within their national boundaries. Tesla continues to utilize the list of potential countries of origin as provided by the RMI, whose database greatly expanded in the past few years and which includes all potential countries of origin from the supply chains of all of RMI’s member participants and not just Tesla. Information provided to us by the RMI is aggregated for all conformant SoRs in its database and does not necessarily imply use by Tesla of materials sourced from these countries or SoRs. In addition, the majority of our suppliers provided information on the SoRs used in their entire operations at the company level, and not just for products specifically purchased by Tesla. Information provided by our suppliers is inclusive of all of 2021.

Annex II

SoRs Identified

Tesla suppliers identified more than 700 unique SoR names across all CMRT responses received. As part of our due diligence process, we identified 336 or 48%, as valid SoRs and 269, or 80%, as engaged with RMI or conformant. Identification was performed by both Tesla’s engaged third-party service provider as well as an internal review of SoR names as compared to the RMI’s SoR database. As we continue to engage with SoRs directly and through stakeholder initiatives, such as the RMI’s RMAP, we hope to see SoR conformance rates continue to increase.

SoR Summary

Tesla does not directly purchase any 3TG material and we do not deal directly with any SoR. The following list of facilities are smelters or refiners believed to be in Tesla’s supply chain as reported by Tesla Tier 1 suppliers. The facility locations are listed as they appear on the RMI Smelter Database. The majority of our suppliers provided company level information, not Tesla-specific information. As a result, inclusion in this list is not necessarily an indication that any particular facility supplies materials that are ultimately incorporated into Tesla products. We publish this list to promote supply chain transparency, hold ourselves and our suppliers accountable to progressive, continuous improvement of responsible sourcing practices, encourage continued SoR participation in RMAP, and encourage SoRs that are not yet participating in a responsible sourcing program to accelerate their efforts to demonstrate responsible mineral procurement practices.

Metal	Smelter Reference List	Country	Smelter ID
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082

Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Dowa	Japan	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807

Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193

Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	PAMP S.A.	Switzerland	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	Royal Canadian Mint	Canada	CID001534
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Super Dragon Technology Co., Ltd.	China	CID001810
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Geib Refining Corporation	United States Of America	CID002459
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562

Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Sai Refinery	India	CID002853
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Bangalore Refinery	India	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery**	Uganda	CID003185

Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	MD Overseas	India	CID003548
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Gold	WEEEREFINING	France	CID003615
Gold	Value Trading	Belgium	CID003617
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tantalum	F&X Electro-Materials Ltd.	China	CID000460

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	LSM Brasil S.A.	Brazil	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	QuantumClean	United States Of America	CID001508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547
Tantalum	H.C. Starck Inc.	United States Of America	CID002548

Tantalum	H.C. Starck Ltd.	Japan	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Alpha	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	Dowa	Japan	CID000402
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406

Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	PT Tommy Utama	Indonesia	CID001493
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Tin	Soft Metais Ltda.	Brazil	CID001758
Tin	Thaisarco	Thailand	CID001898
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Yunnan Tin Company Limited	China	CID002180
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574

Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Super Ligas	Brazil	CID002756
Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Tin	PT Sukses Inti Makmur	Indonesia	CID002816
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	CID002834
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Masbro Alam Stania	Indonesia	CID003380
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582

Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551

Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tungsten	China Molybdenum Co., Ltd.	China	CID002641
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	KGETS Co., Ltd.	Korea, Republic Of	CID003388
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Lianyou Metals Co., Ltd.	Taiwan	CID003407
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	GEM Co., Ltd.	China	CID003417
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	Artek LLC	Russian Federation	CID003553
Tungsten	Fujian Xinlu Tungsten	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614

** Certain Tier 1 suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on March 17, 2022, specifically, CID003185 - African Gold Refinery. Because many of our Tier 1 suppliers submitted company level reporting templates, we are unable to reliably confirm this, or any, SoR is active in our supply chain. Tesla is in communication with Tier 1 suppliers who listed this SoR, and will continue necessary follow-up to have this SoR removed from their supply chain. Overall, we continue to engage with our Tier 1 suppliers to improve due diligence efforts and transparency.